Exhibit 10.1

AGREEMENT
Made and entered into in Kibbutz Dan on the 14th day of March, 2019

By and between

Dan Businesses, Assets and Agriculture, Agricultural Cooperative Society Ltd., Cooperative No. 570048900, or a corporation under its full control (hereinafter, “Dan Businesses”)

Of the First Part;

And

Eroll Grow-Tech Ltd., Private Company No. 515259166, or a company under its full control (hereinafter, “Eroll”) Of 2 HaCarmel Road, Yokneam

Of the Second Part;

(hereinafter, the “Parties” and/or the “Founders”)

Whereas,	Eroll deals in the development of technologies that enable the growing and proliferation of the cannabis plant using containers that enable autonomic growth under controlled conditions; and

Whereas,
Kibbutz Dan is the owner of lease rights in the land under a lease contract dated 23/7/1991 that was executed between Kibbutz Dan and the Israel Land Authority (hereinafter, “ILA” and the “Lease Contract”, respectively), with respect to a total area of 10 dunams that are known as Block 13234 Parcel 2 (in part) that are designated for agriculture - as marked on the drawing attached hereto as Annex A, which constitutes an integral part hereof (hereinafter, the “Land”) ; and

Whereas,	The members of Dan Businesses is Kibbutz Dan and A.H.D. Cooperative Society Ltd; and

Whereas,
Dan Businesses has received initial authorisation to establish a farm for the growing and proliferation of medicinal cannabis, by the Medicinal Cannabis Unit of the Ministry of Health, the validity of which has been extended to 24.9.19 (hereinafter, the “Authorisation”). The Authorisation that is valid until 24.9.18 and its extension to 24.9.19 are attached hereto as Annex B and constitute an integral part hereof; and

Whereas,
The Parties have decided to cooperate between them for the establishment of a joint venture the objective of which is the establishment, operation and management of a farm for the growing and proliferation of cannabis for medicinal use on the Land (hereinafter, the “Farm”), in accordance with the Authorisation and/or any permit and/or licence that will be issued instead of or in addition to the Authorisation (hereinafter, the “Venture”) ; and

Whereas,
For the purpose of the performance of the Venture, the Parties wish to found a company that will be owned by them through which and under the framework of which the Venture will be performed, and the Parties also wish to arrange the manner of their operation in the company and in connection with the Venture; and

Whereas,	The Parties wish to set down in writing their contractual relationship and obligations, all as is specified in this Agreement;

Now, therefore,	It has been represented, stipulated and agreed between the Parties as follows:

1.	General

1.1	The preamble to this Agreement and its annexes constitute an integral part hereof and are part of its terms and conditions.

1.2
The headings of this Agreement, including its sub-headings, were written for convenience only and are not to be used for the interpretation and/or comprehension of the Agreement or of the Parties intent with respect thereto.

1.3	This Agreement was drafted jointly by the Parties and will not be interpreted against either one of them because of the identity of its drafter.

1.4
In this Agreement, single terms shall include the plural form and gender specific terms shall include the other gender, and a reference to a person also includes any corporation or other legal entity and vice versa.

2.	Definitions

2.1	The “Company” - a limited liability company that the Parties will jointly establish for the purpose of performing the Venture and in accordance with the term and conditions of this Agreement;

2.2	The “MCU” - the Medicinal Cannabis Unit of the Israeli Ministry of Health;

2.3
The “Field of Activity” - the establishment, operation and management of a farm for the growing and proliferation of cannabis for medicinal use, and any other activity that the Parties agree in writing is to be added to the Field of Activity;

2.4	The “Articles of Association” - the Articles of Association of the company that will be drafted by the Parties in the form attached hereto as Annex C.

3.	Representations and Warranties

The Founders represent and warrant, each severally and to the other:

3.1
The engagement under this Agreement was approved by the competent bodies on their behalf and subject to the provisions of the Lease Contract, on their part there is no impediment or restriction or qualification or stipulation of any sort, by law or by any agreement, to enter into this Agreement and to implement their obligations hereunder.

3.2
Each one of them has the ability, the resources and the skills that are appropriate for the implementation of this Agreement in accordance with the obligations and duties that are imposed on it hereunder.

3.3	It is their intention to establish the Company and within its framework to perform the Venture, in order to maximise profits for the shareholders.

3.4
They have conducted the preliminary tests that are required for the performance of the Venture, both from a professional aspect, a business aspect, a financial aspect and with respect to the required regulatory permits.

3.5	They will act with full mutual cooperation and with transparency for the establishment of the Venture, its operation and the management of the activity of the Company.

3.6
They will fully cooperate together in good faith, and will provide every approval or consent and will perform every action and will sign every additional document that is reasonably required in connection with the realisation of the provisions and the spirit of this Agreement, provided that no obligation will be imposed on them that was not expressly imposed in this Agreement.

3.7
They will not receive any benefits and/or payment and/or retribution whatsoever from any third party, whether in cash or cash equivalent, in connection with the activity of the Company, save as set forth herein.

3.8
With their execution of this Agreement, this Agreement will constitute a binding document that is valid and enforceable against each one of them for all intents and purposes, and every consent, prerequisite, authorisation or resolution required for their binding engagement hereunder was received, and there is no need for any consent or the fulfilment of any other condition for the said purposes, all in accordance with and subject to the provisions of this Agreement.

4.	The Establishment of the Company

4.1
After the execution of this Agreement and subject to the fulfilment of the condition precedent specified in Section 7.1 below, the Parties will act together to establish the Company, which will be named “___________, Ltd.” or any other name that will be acceptable to both Parties and approved by the Companies Registrar in Israel.

4.2	The establishment of the Company will be in accordance with the following principles:

4.2.1
The registered share capital of the Company will consist of NIS 10,001 divided into 1,000,000 ordinary shares with a nominal value of NIS 0.01 each (hereinafter, an “Ordinary Share” or the “Ordinary Shares”, as the case may be) and 100 A Shares with a nominal value of NIS 0.01 each (hereinafter, an “A Share”).

4.2.2	The issued and paid up share capital of the Company immediately after its date of establishment will be 100,000 Ordinary Shares and 100 A Shares, which shall be allocated to the Parties as follows:

4.2.3
The Ordinary Shares shall have equal rights between them in all matters. Each Ordinary Share shall entitle its holder to the right to receive dividends and bonus shares, the right to participate in the distribution of the Company’s assets upon dissolution and the right to receive invitations, to participate and to vote in the general assemblies of the Company, all subject to the Articles of Association of the Company as shall be in effect from time to time.

4.2.4
A Shares shall not entitle their holders to any rights, save for the right to receive, upon the dissolution of the Company, out of the Company assets that remain after the payment of all of the payments to Dan Businesses or whoever acts on its behalf, for electricity, water, consumables and other services that Dan Businesses or whoever acts on its behalf will provide to the Company, and the payment specified in Section 9.4 below, and to all third parties to whom the Company owes money and subject to all laws, a sum equal to the initial capital in its nominal value without interest and linkage differentials.

4.2.5	The shareholders’ liability for the Company’s debts shall be limited to the payment of the nominal value of their holdings.

5.	Operation of the Venture

5.1	The Parties will act in accordance with the business plan specified in Annex D of this Agreement.

5.2
The Company shall purchase from Eroll growing containers in accordance with the business plan. It is clarified that the growing containers include all of the technology and the knowhow for the growing of cannabis plants that Eroll or its affiliated corporation has.

5.3	Dan Businesses will make available to the Company the Authorisation and the possibility to use it and transfer it to the Company, subject to the law.

5.4
The Company shall bear all of the costs of the establishment of the Venture and its operation, including the transfer of the Authorisation to the Company and/or obtaining MCU permits and/or any other regulatory requirement, water and sewerage levies, construction fees, and betterment levies to the extend such are imposed for the Company’s use of the Land, including the construction on the area of the Land during the period of operation of the Venture. For the avoidance of doubt, it is clarified that Dan Businesses or whoever acts on its behalf will pay the rent for the lease of the Land, if such be imposed.

5.5
For the performance of the Venture, the Company will employ workers, shall enter into agreements with suppliers, contractors and service providers, and shall take every action that is required for implementation of the Venture and its operation. The members of Kibbutz Dan shall have a prior right to work in the Venture, subject to their meeting the requirements of the position and to the Company’s needs.

5.6
The Company, with the aid of the Founders, shall take steps to obtain every licence, authorisation, licensing or standard certification that is required by all laws for the establishment and operation of the Venture (hereinafter, the “Licences”). Every such Licence will be registered to the extent possible in the Company’s name and will be owned by it or exclusively possessed by it.

5.7
It is clarified and agreed that Dan Businesses shall enable the Company to connect to the water, sewerage, electricity and communications infrastructure of Dan Businesses and/or of Kibbutz Dan and/or of an affiliated corporation (hereinafter, the “Infrastructure”) and to use it. However, the responsibility for the making the connections to the infrastructure, the coordination with Kolhey Galil Elyon Ltd. (sewerage), Kibbutz Dan Lighting Ltd. (electricity) and the communications provider and the infrastructure adjustment, if needed, both for the Company’s use of the infrastructure and so that the Company’s use of the infrastructure does not detrimentally impact its use by Dan Businesses or anyone acting on its behalf, is the Company’s and at its expense. Dan Businesses represents that it inspected the feasibility of the infrastructure adjustments and to the bests of its understanding, it is feasible.

5.8
Dan Businesses shall make a water quota available to the Venture pursuant to the Company’s request, out of Kibbutz Dan’s water quota, and the Company shall pay to Dan Businesses for the consumption of the water in accordance with the water rates that will be set from time to time pursuant to the water rates paid by Kibbutz Dan. It is the responsibility of Dan Businesses to obtain the permits for providing the water quota.

5.10	Dan Businesses will be responsible for coordinating the Venture’s activities with the residents of Kibbutz Dan.

5.11
Dan Businesses will be responsible for the Kibbutz taking every action that it is to take by virtue of this Agreement, and will bear liability if the Kibbutz fails to take any action that it was required to take.

6.	Intellectual Property Rights, Goodwill and Commercial Secrets

6.1
Eroll represents that it has and/or its affiliated corporations have all of the professional knowhow and the intellectual property that is required for the establishment and operation of the Venture, and said affiliated corporations have irrevocably agreed to make this available to it without any time limitation. “Affiliated Corporation” - a corporation that has Eroll as one of its owners and/or holds shares in Eroll and/or any of the shareholders of Eroll are one of its owners, directly or indirectly.

6.2
Eroll represents that it or an Affiliated Corporation are the exclusive owners of all of the rights in all of the intellectual property, and to Eroll’s best knowledge it or the Affiliated Corporation are not breaching intellectual property rights of any third party. Eroll has not received any notice form any factor that raises a claim that it and/or the intellectual property of Eroll have breached, are breaching or will in the future breach intellectual property rights of any third party, in Israel and/or abroad.

6.3
Eroll shall bear all liability and shall compensate and indemnify Dan Businesses and/or Kibbutz Dan, including its officers, for any damage, loss, demand, claim, actual monetary loss or expense (including reasonable legal fees and any court costs that are ordered) that will be caused to Dan Businesses and/or Kibbutz Dan due to any of the representations made by it in Sections 6.1 and 6.2 above being false, incomplete or inaccurate.

6.5
For the avoidance of doubt, it is hereby clarified that the Licence to use Eroll’s intellectual property that will be incorporated in the cannabis growing containers that will be purchased by the Company, shall not expire, even in the event that Eroll leaves the Company.

7.	Permits

7.1
The establishment of the Company is dependant and contingent on obtaining a permit for a use variance for the Land, pursuant to its meaning in the Agricultural Settlement Law (Exceptions to the Use of Agricultural Land and of Water), 5727 - 1967 (hereinafter, the “Permit”).

7.2	Immediately upon the execution of this Agreement, Kibbutz Dan will submit an application for a Permit from the competent authorities.

7.3
If a Permit is provided for a period of time that is less than five years, then each Party will have the right to cancel this Agreement within ninety days from issuance of the Permit, by immediate written notice to the other Party. If the Agreement was not cancelled, then the term of the Agreement will be the term set in the Permit that was issued.

7.4
It is clarified and agreed that if a Permit is granted for a period that is less than five years, and the Agreement is cancelled by one of the Parties due to this, as provided in Section 7.3 above, then this will not be deemed a breach of the Agreement and neither Party will have any claim or demand against the other.

8.	Term of the Agreement

8.1
Subject to Section 19 below, the Parties engagement in this Agreement will be for the duration of the term of the Permit, unless one Party gave notice to the other of the termination of the Agreement by written notice at least six months in advance, but not before the end of the first five years after the execution of the Agreement (hereinafter, the “Contractual Term”).

8.2
Upon termination of the Agreement for whatever reason, and/or the dissolution of the Company, all of the Authorisations and the Permits for the growing and proliferation of cannabis shall be returned to Dan Businesses for no consideration, and the Parties will take all actions required for transfer of the Authorisations to the name of Dan Businesses or anyone acting on its behalf. Dan Businesses will bear all costs arising from such transfer of the Authorisations, including tax liabilities.

9.	Investments, Financing and Accounts Between the Parties

9.1	Upon its establishment, the Parties will invest in the Company as follows:

Dan Businesses will waive compensation for loss of future profit from the orchard that it will uproot, as provided in Section 9.5 below, will make available for the use of the Company, without consideration, the Authorisation that it made efforts to obtain, as provided in Section 5.3 above, will be responsible for the coordination of the Venture’s activity with the residents of Kibbutz Dan, as provided in Section 5.10 above, and will make available for the use of the Company, without consideration, the infrastructure that it or anyone acting on its behalf set up and constructed, as provided in Section 5.7 above

9.2
The Company may raise additional finance for the establishment and operation of the Venture from a known and acceptable financial institution (hereinafter, the “Financial Institution”), under terms that are customary and reasonable according to the manner and scope of the Venture. For the purpose of raising finance from an external factor, the Company may pledge assets and/or activities to the Financial Institution, and warrant to accepted financial criteria, all as shall be agreed to between the Company and the Financial Institution. The Parties hereby warrant not to pledge, not to put under a fixed charge and not to give to any third party, any right in their holdings of the shares in the Company, without the other Party’s advance written consent.

9.3
The Company or any of its authorities will not have the power to compel a Founder to invest or to loan money to the Company or to provide collateral or guarantees for credit that the Company receives from any factor, or to change the terms of an investment, loan or surety that it gave.

9.4
On the Land is planted a profit generating orchard. The orchard will be uprooted only after the Company has the full financing and all of the authorisations that can be received before the Farm is established.

9.5
The Company will pay to Kibbutz Dan Lighting Ltd. for the consumption of electricity (to the extent that it consumes it from it or from anyone on behalf of Dan Businesses) and to the Kibbutz for the consumption of water for the Venture, within ten days from the day Kibbutz Dan presents the Company with an invoice to be paid.

9.6
Dan Businesses will be liable for the repair and maintenance of Kibbutz Dan’s piping that will serve the Venture and passes through the lands of Kibbutz Dan up to the head of the plot of Land that is used by the Venture, unless damage to the piping was caused in connection with the Venture, in which case the Company shall bear the cost of repair of the piping.

10.	Option for Dan Businesses

10.1

10.2	The Option will expire upon the start of the actual commercial growing and proliferation of the cannabis on the Land (hereinafter, the “Option Exercise Deadline”).

If Dan Businesses decides to exercise the Option, it will give notice of such to the Company by the Option Exercise Deadline, in writing, and within thirty days of the date the notice was given,

11.	General Assembly

11.1	The dates and the manner of convening general assemblies of the shareholders will be in accordance with the law and the provisions of the Company’s Articles of Association.

11.2	The legal quorum for the convening of any general assembly of the Company will be the presence of representatives of all of the shareholders.

11.3
If, after one half hour from the time set for the beginning of the general assembly, a legal quorum was not present, then the general assembly will be postponed for one week, to the same day the same hour and the same place or to a later date, if such was stated on the invitation to the assembly or the notice of the assembly (the “Postponed Assembly”). The legal quorum for the convening of a Postponed Assembly will be the same quorum required for the convening of the original assembly, as prescribed in Section 11.2 above. If in the Postponed Assembly a legal quorum is not found present within one half hour of the time set for the assembly, then the Postponed Assembly will be held with whatever quorum is present, and this will be the legal quorum for the Postponed Assembly.

11.4	All of the resolutions in the general assembly of the Company, save for resolutions on issues listed in Section 13 below, will be passed by a regular majority of the shareholders.

11.5
The Company may pass a resolution in a general assembly without invitation and without convening, provided that the resolution is passed unanimously by all of the shareholders who are entitled to vote at that assembly.

11.6	The Company may convene a general assembly through the use of any means of communication, provided that all of the participating shareholders in the assembly can hear each other simultaneously.

12.	The Board of Directors of the Company

12.1
Dan Businesses will be entitled to appoint one director and Eroll will be entitled to appoint two directors. If Dan Businesses exercises its Option in full, as provided in Section 10 above, then Dan Businesses will be entitled to appoint an additional director to the Company.

12.2	It is agreed that on the date of the establishment of the Company the initial directors of the Company on behalf of Eroll will be _________ and on behalf of Dan Businesses the director will be

12.3
One of the directors appointed by Eroll will serve as chairman of the board, this as long as the Option was not exercised, as in such a case the chairman of the board will appointed by agreement of both Parties. Without derogating from the provisions of Section 13 below, the chairman of the board will have the deciding vote in a ballot.

12.4
As long as it has not been determined otherwise by the general assembly, the legal quorum required for the opening of a meeting of the board of directors will be the presence of one director on behalf of each one of the Parties to this Agreement, whether by themselves or by their proxies who will be appointed by a deed of appointment in the form attached hereto as Annex E.

12.5
If at the end of one half hour from the time set for the start of meeting of the board of directors no such legal quorum was present, then the meeting will be postponed for one week, to the same day, the same time and the same place. The legal quorum for convening a postponed meeting of the board of directors will be the same quorum required for convening the original meeting, as prescribed in Section 12.4 above. If in the postponed meeting a legal quorum will not be found present within one half hour of the time set for the meeting, then the meeting will be cancelled and a new date will be set for it.

12.6	All resolutions of the Company’s board of directors, save for resolutions on the issues listed in Section 13 below, will be passed by a regular majority of the directors.

12.7
It is agreed that a meeting of the board of directors can be held by using any means of communication, provided that all of the directors participating in the meeting can hear each other simultaneously.

12.8
Invitations to meetings of the board of directors will be made in writing at least five days in advance. However, by unanimous decision of all serving directors, a meeting of the board of directors can be held even if such a condition was not met.

12.9
The board of directors may pass a resolution even without actually convening, provided that all of the directors who are entitled to participate in the discussion and to vote on the matter that was place on the agenda, have agreed to this. If a resolution is passed as prescribed in this section, then the chairman of the board will record a protocol of the resolutions in which will be stated how each director voted on the matters placed on the agenda, and the fact that all of the directors agreed to pass the resolution without convening a meeting. Alternatively, all of the directors will sign a written copy of the resolution.

12.10	The minutes of the meetings of the board of directors will be signed by the chairman.

13.	Resolutions on Special Issues

Notwithstanding the aforementioned in Sections 11.4 and 12.6 above, resolutions on the following issues will be passed in the Company’s general assembly and/or board of directors, as the case may be, by a majority of 75% of the participants in the assembly or the meeting, as applicable:

13.1
Any change and/or amendment to the Company’s documents of incorporation that may cause a change in the rights attached to the shares of the Company, including the rights of the Parties to appoint directors, as provided in Section 12.1 above;

13.2	The dissolution, bankruptcy or liquidation of the Company, or a merger transaction in which the Company is not the receiving company;

13.3	The merger or sale of all or an absolute majority of the Company’s shares or its assets to a third party;

13.4
A material change in the Field of Activity of the Company, including ceasing a material part of the Company’s activities, and entering into a different field of activity that does not fall under the existing Field of Activity of the Company;

13.5	The pledge or sale of a material asset of the Company;

13.6	Taking credit in an amount exceeding NIS 500,000, save for supplier credit;

13.7
A transaction in which an officer of the Company or a material shareholder who holds more than 10% of the Company’s shares (“Material Shareholder”), or one of its officers or shareholders, has a personal interest, or a transaction with another in which an officer of the Company or a Material Shareholder has a personal interest;

13.8	A change in the number of directors in the Company’s board of directors, save as prescribed in Section 12.1 above;

13.9	A resolution on the raising of capital for the Company from external investors or the allocation of shares or Options;

13.10	A change in the share capital;

13.11	Determining the Company’s profit distribution policy or changing it;

13.12	Use of the Company’s property for objectives that are not part of its field of activities;

13.13	Approving a transaction that falls outside of the normal course of business of the Company;

13.14
The appointment of the Company CEO, his termination and setting the terms of his employment, after the position of the Company’s initial CEO is vacated (who will be appointed a terminated by resolution passed by a regular majority);

13.15	The establishment of other corporations, the purchase or sale of the Company’s rights in other corporations.

14.	Day to Day Management

14.1
The Company shall keep ledgers, books and accounts in an appropriate manner and in accordance with accepted accounting principles. The manner in which the accounting shall be conducted, including details of the place, scope and payment for the accounting shall be determined by the board of directors by majority vote. Notwithstanding the aforesaid, as long as it has not been resolved otherwise, and Dan Businesses wishes this, Kibbutz Dan will provide the Company with the accountancy services, provided that the cost of the services will be reasonable in comparison with what is customary in the market for similar services.

14.2
The Parties will ensure that the Company make correct and full information available to the shareholders and the members of the board of directors, at all times, without any concealment or distortion of the data.

14.3	In the first general assembly, the Parties will appoint the accountant firm “Brit Pikuach” as the auditors and initial accountants of the Company.

14.4
All of the bank accounts of the Company shall be held in its name only. All sums of money that will be received from time to time to the Company’s credit by way of cheques or notes will be deposited in the bank accounts of the Company, in the same cheque or note in which it was received.

15.	CEO

15.1
Subject to the provisions of Section 13.14, above, the board of directors shall appoint a CEO for the Company, who will be responsible for the management of the Company businesses, its activities and its day to day performance, this within the framework of the policy and basic guidelines that will be set by the Company’s institutions, for the Company’s benefit.

15.2	Subject to the provisions of Section 13.14, above, the salary and terms of employment of the CEO shall be determined by the board of directors.

16.	Restrictions on the Sale of Shares

16.1
It is agreed that none of the Founders may sell/transfer (in the aggregate) more than 49% of its shares to any third party, without the consent of the other Party, with this being for 36 months from the start of commercial activity of the Company (hereinafter, the “Impediment Period”).

16.2
After the Impediment Period, any shareholder in the Company (hereinafter, the “Offeror”) who wishes to sell and/or transfer its shares in the Company, in whole or in part, to any third party (hereinafter, the “Intended Buyer”) will be required to first offer in a written notice (hereinafter, the “Offeror’s Notice”) to all of the other shareholders in the Company (hereinafter, the “Offerees”), in which shall be stated all of the following details: the identity of the Intended Buyer, the number of shares in the Company’s capital that it wishes to sell/transfer (hereinafter, the “Offered Shares”), the price requested by the Offeror for the Offered Shares (hereinafter, the “Offered Price”), the dates of payment of the consideration for all of the Offered Shares (that is equal to the Offered Price multiplied by the number of Offered Shares), and the remaining material terms under which the Offeror wishes to perform said share transfer.

16.3	The Offeror’s Notice shall constitute an irrevocable offer in effect until the end of the period in which the Offerees may respond to the Offeror’s Notice, as set forth below:

16.4
The Offerees may give written notice to the Offeror, within sixty days of the date of receipt of the Offeror’s Notice, that they object to the transfer of Offered Shares on reasonable grounds that will be specified by them in writing (hereinafter, the “Objection Notice”). If an Objection Notice was given, the Offered Shares will not be transferred for sale.

16.5
Each one of the Offerees may give notice to the Offeror, within sixty days from receipt of the Offeror’s Notice (hereinafter, the “Offer Period”), by written notice, which will be irrevocable, that it wishes to purchase from the Offeror all of the Offered Shares (and not just a part of the Offered Shares), for the price and under the terms and conditions that were specified in the Offeror’s Notice, subject to changes that will be agreed between the Offeror and the Offerees (hereinafter, the “Purchase Notice”).

16.6
If the Offeror, during the Offer Period, received Purchase Notices from more than one Offeree, then the transfer of the Offered Shares shall be made to the Offerees who sent said Purchase Notices, proportionally to their holdings in the Company’s capital.

16.7
If no Purchase Notices or Objection Notices were given to the Offeror during the Offer Period, then the Offeror may, during a period of sixty days from the end of the Offer Period, transfer all of the Offered Shares (but not just a pat of them) to the Intended Buyer, provided that all of the following conditions are met: (1) the Offered Shares shall, prior to their transfer to the Intended Buyer, be fully paid up; (2) the transfer of the Offered Shares to the Intended Buyer shall be at a price and under terms that are not less favourable, with respect to the Offeror as a transferor, than those specified in the Offeror’s Notice; and (3) prior to the transfer of the Offered Shares from the Offeror to the Intended Buyer, the Intended Buyer will join every existing agreement (to the extent that such exist) between all of the shareholders in the Company, by signing a written document in which it accepts all of the terms and the provisions specified in every such agreement, in the same manner and to the same extent to which the Offeror was obliged and entitled under these terms and provisions before the transfer of the Offered Shares from the Offeror to the Intended Buyer, mutatis mutandis.

16.8
The provisions of this section will not apply to the transfer of shares to any of the following: (a) one who controls, directly or indirectly, the transferor of the shares; (b) one who is controlled, directly or indirectly, by the transferor of the shares; (c) one whose controller, directly or indirectly, also controls, directly or indirectly, the transferor of the shares; in this matter, control means holding, directly or indirectly, over 50% (fifty per cent) of the voting rights in the corporation or the right to appoint at least half of its board of directors.

17.	Profits

The Parties agree that the Company’s profits shall serve the Company for financing its current operations and for distribution to its shareholders, as the board of directors shall determine. It is agreed by the Parties that a resolution on the distribution of the Company’s profits shall be passed taking into consideration the financial state of the Company, the goals that it faces, and subject to its obligations. As long as the Company’s board of directors does not determine otherwise, 50% of the profits available for distribution will be distributed to the shareholders.

18.	Signatory Rights

The signatory rights in the Company will be as follows:

The signatures together of two authorised signatories, together with the Company’s stamp or on the printed name of the Company, shall bind the Company in all matters up to the sum of NIS 500,000. For obligations exceeding NIS 500,000, the signatures together of two authorised signatories who were appointed on behalf of each party to the Agreement, will bind the Company in all matters.

19.	Expiration of Rights, Cancellation of the Agreement and Dissolution of the Company

19.1	The rights that are granted to the Company as provided in Sections 5.1 and 5.7 - 5.9 above shall expire under the following conditions:

19.1.1
If a demand is received from any competent authority, including from the ILA and/or the authority pursuant to the Agricultural Settlement Law (Exceptions to the Use of Agricultural Land and of Water), 5727 - 1967, to cease the activities of the Venture and/or the Company in the existing format and/or to vacate the Land;

19.1.2	Upon expiration or cancellation of the Permit.

19.2
The Company’s right to use the MCU’s authorisation for the establishment of a farm for the growing and proliferation of medicinal cannabis and the rights granted to the Company as provided in Sections 5.1 and 5.7 - 5.9 above shall expire if a year has passed from the execution of this Agreement, and the terms below have not been met (in the aggregate):

19.2.1	All of the Licences were received;

19.2.2	The commercial growth and proliferation of cannabis was actually started on the Land.

19.3
In situations as stated in Sections 19.1 and 19.2 above, either one of the Parties may cancel the Agreement, even before the passing of the first five years after the execution of the Agreement, and if it does so, then the Parties warrant to support a resolution for the dissolution of the Company.

19.4	At the end of the Contractual Term, the Parties warrant to support a resolution for the dissolution of the Company.

19.5
Apart from the expiration of the rights, as set forth in this section above and as set forth in Sections 8.2 above and 20 below, at dissolution, the Company’s assets shall serve for the paying off of its obligations and will be distributed amongst the shareholders subject to Section 4.2.4 and in accordance with all laws.

20.	Vacating the Land

20.1
At the end of the Contractual Term, or within a reasonable time after the cancellation of the Agreement and/or a reasonable time after the passing of a resolution for the dissolution of the Company (hereinafter, the “Date for Vacating the Property”), the Company shall vacate the Land, at its own expense and under its own liability, and shall deliver possession of the Land to Kibbutz Dan, with it free of all persons and objects and clean and orderly as it received it from Kibbutz Dan. The Land shall return to Kibbutz Dan free of any right of possession, lease and/or otherwise of third parties. Notwithstanding the aforesaid and subject to the law, Kibbutz Dan shall have the right of first refusal to purchase any of the physical assets of the Company under terms not less favourable than those offered by a third party, within thirty days from the date of receipt of an offer from the third party, and in such a case, the Company shall leave the assets that were purchased by Dan Businesses on the Land.

20.2
If the Company failed to vacate the Land on the Date for Vacating the Property, then this shall be deemed a breach of this Agreement and without derogating from any right available to Dan Businesses pursuant to this Agreement and pursuant to any law, Dan Businesses shall be entitled to vacate the Land itself or by someone acting on its behalf, and the Company shall compensate and indemnify Dan Businesses for all of the costs that it incurred in connection with the said vacating. It is clarified that the Company shall be solely liable for any damage and/or loss that will be caused due to the vacating of the Land by Dan Businesses and there shall be no claim and/or demand against Dan Businesses in respect of this matter, save for a case in which a delay in the vacating of the Land arose due to an act or omission of Dan Businesses and/or Kibbutz Dan or in the case the vacating is not possible due to a provision of law or a judicial order.

21.	Dispute Resolution

21.1
The Parties agree to try to mediate by agreement all of the disputes that arise between the Parties in connection with this Agreement and/or in connection with its performance and/or its interpretation and/or in connection with the Company, in good faith and in a customary way. Disputes that cannot be mediated shall be heard before an agreed mediator or mediators who will be chosen by the Parties’. In the event of a lack of consent, the mediator shall be appointed by the head of the National Institution for Mediation.

21.2	The Parties warrant to act in good faith in an attempt to resolve the dispute at the mediator and to be present in the first mediation meeting.

22.	Indemnity and Insurance

The Company’s Articles of Association will include provisions under which the Company will be entitled to insure the officers who act in it and/or on its behalf, and to indemnify them, in accordance with the relevant provisions of the law.

23.	Confidentiality

23.1
The Parties hereby warrant to each other to maintain confidential all information and knowledge about the Company and/or the Company’s businesses, which is directly or indirectly related to the joint activity.

23.2
The Parties hereby warrant not to disclose such information to third parties and not to make use of such information, whether by themselves or through others, whether directly or indirectly, that may harm the Company and/or the Company’s business and/or the other Party to this Agreement. The provisions of this section shall not apply to items and/or information and/or knowledge that are in the public domain.

24.	Miscellaneous

24.1
Subject to the provisions of this Agreement, the costs of the establishment of the Company and the drafting of this Agreement, as well as other expenses in connection with the transaction, shall be deemed Company expenses, except if the Parties decide that each Party shall bear these directly. If the conditions precedent will not be met and this Agreement is cancelled, then each Party shall bear its part in the expenses.

24.2
Without derogating from the provisions of Section 21 above, it is agreed that the laws that shall govern this Agreement are the laws of Israel and the jurisdiction with respect to it shall rest exclusively with the competent courts in Haifa.

24.3
This Agreement shall be deemed exhaustive of the rights and obligations of the Parties in every matter that is covered by it, and any amendment or change or addition to this Agreement will not be valid unless done in writing by agreement of the Parties. This Agreement prevails over any agreement, summary, letters or consents between the Parties on the matters that hare covered herein. The provisions of this Agreement will prevail over the provisions of the Company’s Articles of Association, and the Parties explicitly represent and warrant that they waive all claims and/or demands that the provisions of the Articles of Association prevail over the provisions of this Agreement in any case of a contradiction.

24.4
The addresses of the Parties are as listed in the preamble to this Agreement or any address that the Parties update each other for this matter, and every registered mail that is sent by one Party to the other shall be deemed delivered following 72 hours from dispatch be registered mail, when delivered if delivered by courier, or six hours from transmission by facsimile or by e-mail before 2.00 pm on a business day, provided the sender has confirmation that it was sent.

In witness whereof,    their agreement on the provisions of this Agreement, the Parties have affixed their signatures below, this 14th day of March, 2019:

[signature and stamp: Dan Businesses, Assets and Agriculture, Agricultural Cooperative Society Ltd.]	[signature and stamp: Eroll Grow-Tech Ltd. Private Company No. 515259166}
Dan Businesses, Assets and Agriculture, Agricultural Cooperative Society Ltd.	Eroll Grow-Tech Ltd. Zohar Levi, Chairman and CEO